EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Monthly Newsletter, September 2009

WHITE PLAINS, N.Y., Sept. 15, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its monthly newsletter today.

Record Deal Pipeline; Dividend Expected to Increase in the December Quarter

The middle market has lost many lenders and new leaders are emerging. As we have indicated in past newsletters, many of our competitors, some of which were funded by highly leveraged CLOs, are out of the market. The second lien market has almost entirely disappeared and first lien one-stop credit facilities are now the preferred financing vehicle. This has given us the opportunity to work with some great private equity sponsors on financing their transactions. They appreciate the partnership and long term approach that has made Fifth Street a trusted provider of capital in the middle market.

Our pipeline of deals under review hit a record of over $900 million last week, which is by far the highest in the history of our firm. The increase is partly due to our being the sole lender in many of the transactions (thereby structuring a first lien one-stop solution), and partly due to the average deal size continuing to increase over time. Like all of our existing loans, all potential loans in the pipeline would be made in connection with a substantial equity investment by private equity sponsor, and to cash flow positive borrowers. The transactions currently in our pipeline remain subject to completion of our due diligence and approval process as well as negotiation of definitive documentation; we typically only invest in a small percentage of deals in our pipeline at any given time. We continue to lend into a 'hard' market with depressed EBITDA, approximately 50% equity contribution by the equity sponsor and management, and relatively high interest rates. We expect to continue to expand our core sponsor relationships as we increase our middle market presence.

We told you on our Third Quarter Earnings Conference Call that we expected our dividend to increase by the end of the calendar year, dependent primarily on our investment pace. Now that our pipeline is at a record size, we continue to expect that our dividend will be increased in the quarter ending December 31. Our dividend is determined and declared by our Board of Directors on a quarterly basis and many factors are taken into consideration; major drivers for future dividends will include our pace of originations and utilization of leverage.

We have several objectives for our company, and they have all taken more time to execute than we anticipated.

The first is to get a longer term credit line to better match the duration of our loans and to improve the quality of our lending relationship. We were happy to take a major step toward accomplishing this goal last week when we received a non-binding commitment letter from Wachovia/Wells Fargo. The negotiation with Wells Fargo took far longer than anticipated, due in large part to the thorough underwriting process that Wells Fargo employed. We appreciate their partnership and long term approach and look forward to growing the facility and the relationship for many years to come. We are hopeful that other lending partners will join the Wells Fargo facility over time.

Wells Fargo's commitment is subject to the execution of definitive documentation as well as other conditions set forth in its commitment letter. No assurance can be given that both sides will execute definitive documentation, that the definitive documentation will reflect the terms contained in the commitment letter, or that the facility will occur at all.

The next key objective is to complete the SBIC licensing process that was started last November. We are pleased that we continue to progress through their licensing approval process, and we had a successful equity offering, which will help us capitalize our SBIC subsidiary, should we receive a license.

In addition, last week we closed the first transaction that will go into SBIC fund (should we receive a license), Trans Trade, Inc. ("TransTrade"). TransTrade, a $13 million total FSC investment, is a non-asset-based logistics business. A previous fund managed by an affiliate of our investment advisor had an investment with our investment partner on this deal, Milestone Partners. Milestone Partners recently raised their third private equity fund with approximately $230 million of committed capital.

We are pleased to announce that Filet of Chicken has repaid $3 million of our outstanding principal at par. In addition, Elephant and Castle continues to work on a solution to repay a portion of our debt at par. We also continue to work on other second lien partial repayments; this will continue to accelerate our strategy of moving primarily to a first lien model. We continue to work with our equity sponsors and portfolio companies' management teams to achieve a successful outcome in all of our 3, 4 and 5-rated securities. As of this date we have one loan on cash non-accrual status, though additional loans could go onto non-accrual status in the future; we expect to see fluctuation in the accrual status of 3, 4 and 5-rated securities as problems arise and are resolved.

Lastly, we continue to add to our team and infrastructure. Our advisor currently has 21 employees across our offices in White Plains, NY and Los Angeles, CA and plans to increase to 30 in the next six months. We are finding dedicated 'A' players to build upon our strong culture. As our hiring process is long and comprehensive, we look forward to the addition of several new members in the coming months.

The team at FSC is excited about our prospects and appreciative of our shareholder support as we execute on our business plan. We look forward to continuing to report our progress on our objectives in our newsletters as well as in connection with our regular earnings reports.

Sincerely,

The Fifth Street Team

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com